EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer

-or-

Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS FOURTH-QUARTER AND FULL-YEAR 2015 RESULTS

FOURTH-QUARTER REVENUE UP 4.7%; FULL-YEAR UP 4.3%

2015 REVENUE UP 5.1% WHEN ADJUSTED FOR MIAMI OFFICE SOLD IN 2014

2015 INCOME FROM CONTINUING OPERATIONS UP 15.1%; EPS $0.66 UP 11.9%

2015 ADJUSTED EPS $0.68 EXCLUDES SHARE COUNT IMPACT FROM CONVERTIBLE NOTES

Cleveland, Ohio (February 18, 2016)—CBIZ, Inc. (NYSE: CBZ) (“Company”) today announced fourth-quarter and full-year results for the period ended December 31, 2015.

For the fourth quarter ended December 31, 2015, CBIZ reported revenue of $164.4 million, an increase of $7.4 million, or 4.7%, compared with $157.0 million for the fourth quarter of 2014. When adjusted to exclude revenue from the Miami office which was sold in the fourth quarter of 2014, revenue for the fourth quarter increased by 5.0%. Same-unit organic revenue increased by $4.7 million, or 3.0%, for the 2015 fourth quarter compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $2.7 million, or 1.7%, to revenue in the 2015 fourth quarter. CBIZ reported a loss from continuing operations of $0.8 million, or $0.02 per diluted share, compared with a loss of $1.4 million, or $0.03 per diluted share, reported in the fourth quarter of 2014.

Adjusted EBITDA for the quarter ended December 31, 2015 was $3.5 million, compared with $3.5 million for the 2014 fourth quarter.

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

For the full year 2015, CBIZ reported revenue of $750.4 million, an increase of $30.9 million, or 4.3%, over the $719.5 million recorded for the prior year. When adjusted to exclude revenue from the Miami office, revenue for the full year increased by 5.1%. Same-unit organic revenue increased by $17.5 million, or 2.5% for the full year 2015, compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $13.4 million, or 1.8%, to revenue during 2015. Income from continuing operations for 2015 was $35.0 million, an increase of 15.1% compared with $30.4 million a year ago. Diluted earnings per share from continuing operations reported for 2015 was $0.66 compared with $0.59 per diluted share for the prior year.

Full-year results include common stock equivalents of approximately 1.2 million shares in 2015 and 2.0 million shares in 2014, due to the accounting related to the 4.875% Convertible Senior Subordinated Notes (“Notes”). Eliminating the share equivalents related to accounting for the Notes, earnings per share was $0.68 in 2015 compared with $0.61 a year ago. Consistent with the Company’s approach on guidance for 2015, using a constant share count of 49.5 million shares which was the adjusted share count at year end 2014, earnings per share from continuing operations was $0.71 in 2015.

Adjusted EBITDA was $87.0 million, compared with $82.2 million for the same period a year ago. The outstanding balance on the Company’s unsecured bank line of credit at December 31, 2015, was $205.8 million compared with a balance of $151.0 million at September 30, 2015.

Steven L. Gerard, CBIZ Chairman and CEO stated, “We are pleased to report continued revenue growth for the year with improving margins and accelerated growth in earnings per share. Margin on pretax income improved by 70 basis points, and we reported a 15.1% increase in income from continuing operations in 2015. We successfully retired the remaining balance outstanding of the Convertible Notes during the year and we are seeing a reduction in interest expense as a result. We continue to review a full pipeline of potential acquisitions, and our strong balance sheet and borrowing capacity give us the ability to successfully execute our strategic acquisition program and opportunistic share repurchases.”

CBIZ announced the completion of three acquisitions during 2015 and one so far in 2016. During 2015, the Company used $26.6 million for acquisition-related payments, including earn-out payments for prior-year acquisitions. During 2015, the Company used $35.2 million to repurchase 3.8 million shares of its common stock, and from January 1, 2016 through February 17, 2016, the Company repurchased approximately 0.6 million shares for $6.1 million under a 10(b)5-1 program.

In the fourth quarter of 2015, the Company announced the retirement of the remaining $48.4 million balance on the Notes. The cost of retiring the Notes was $71.8 million. During the second quarter of 2015, the Company issued 5.1 million shares, plus cash, related to the early retirement of $49.3 million of the Notes.

2016 Outlook: For 2016, the Company expects total revenue growth within a range of 6% to 8% with continued improvement in margin. Due to the share transactions during 2015, diluted share count in 2016 is expected to increase to approximately 53.3 million shares. As a result, diluted earnings per share from continuing operations is expected to grow within a range of 9% to 12% over the normalized $0.68 reported for 2015. Cash flow from operations is expected to continue to be strong, and adjusted EBITDA is projected to increase to within a range of $93.0 to $95.0 million.

CBIZ will host a conference call at 11:00 a.m. (ET) this morning to discuss its results. The call will be webcast in a listen-only mode over the internet for the media and the public, and can be accessed at

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at http://dpregister.com/10079156 to receive the dial-in number and unique PIN number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) February 18, through 5:00 p.m. (ET), February 19, 2016. The dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10079156.

Named one of America’s 2015 Best Employers and ranked as the #1 employer in the consulting and accounting industry by Forbes magazine, CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 33 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

NYSE: CBZ ● www.cbiz.com ● Twitter @cbz

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED DECEMBER 31,
	2015	%	2014	%

Revenue	$164,412	100.0%	$157,022	100.0%

Operating expenses (1)	160,788	97.8%	154,316	98.3%

Gross margin	3,624	2.2%	2,706	1.7%

Corporate general and administrative expenses (2)	8,071	4.9%	6,790	4.3%

Operating loss	(4,447)	-2.7%	(4,084)	-2.6%

Other (expense) income:
Interest expense	(1,237)	-0.7%	(2,991)	-1.9%
(Loss) gain on sale of operations, net	(22)	0.0%	1,210	0.8%
Other income, net (3) (4)	2,706	1.6%	2,350	1.5%

Total other income, net	1,447	0.9%	569	0.4%

Loss from continuing operations before income tax expense	(3,000)	-1.8%	(3,515)	-2.2%

Income tax benefit	(2,226)		(2,137)

Loss from continuing operations	(774)	-0.5%	(1,378)	-0.9%

(Loss) gain from operations of discontinued businesses, net of tax	(1,097)		60
Loss on disposal of discontinued businesses, net of tax	(35)		(7)

Net loss	$(1,906)	-1.2%	$(1,325)	-0.8%

Diluted loss per share:
Continuing operations	$(0.02)		$(0.03)
Discontinued operations	(0.02)		—

Net loss	$(0.04)		$(0.03)

Diluted weighted average common shares outstanding	51,669		48,455

Other data from continuing operations:
Adjusted EBIT (5)	$(1,741)		$(1,734)
Adjusted EBITDA (5)	$3,480		$3,537

(1)	Includes expense of $2,041 and $1,567 for the three months ended December 31, 2015 and 2014, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “Operating expenses” would have been $158,747 and $152,749, or 96.6% and 97.3% of revenue, for the three months ended December 31, 2015 and 2014, respectively.
(2)	Includes expense of $247 and $222 for the three months ended December 31, 2015 and 2014, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “Corporate general and administrative expenses” would have been $7,824 and $6,568, or 4.8% and 4.2% of revenue, for the three months ended December 31, 2015 and 2014, respectively.
(3)	Includes net gains of $2,288 and $1,789 for the three months ended December 31, 2015 and 2014, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “Loss from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “Operating expenses” and “Corporate general and administrative expenses.”
(4)	For the three months ended December 31, 2015, amount includes income of $924 related to benefit incentives associated with an office relocation under the Financial Services and Employee Services practice groups. Also included in “Other income, net” for the three months ended December 31, 2015 and 2014, is expense of $222 and income of $396, respectively, related to net increases/decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(5)	Adjusted EBIT represents loss from continuing operations before income taxes, interest expense, and (loss) gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $5,221 and $5,271 for the three months ended December 31, 2015 and 2014, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles (“GAAP”).

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014

(In thousands, except percentages and per share data)

	TWELVE MONTHS ENDED DECEMBER 31,
	2015	%	2014	%

Revenue	$750,422	100.0%	$719,483	100.0%

Operating expenses (1)	653,944	87.1%	629,804	87.5%

Gross margin	96,478	12.9%	89,679	12.5%

Corporate general and administrative expenses (2)	32,594	4.3%	34,183	4.8%

Operating income	63,884	8.6%	55,496	7.7%

Other (expense) income:
Interest expense	(8,902)	-1.2%	(13,124)	-1.9%
Gain on sale of operations, net	84	0.0%	1,303	0.2%
Other income, net (3) (4)	2,766	0.3%	6,893	1.0%

Total other expense, net	(6,052)	-0.9%	(4,928)	-0.7%

Income from continuing operations before income tax expense	57,832	7.7%	50,568	7.0%

Income tax expense	22,829		20,154

Income from continuing operations	35,003	4.7%	30,414	4.2%

Loss from operations of discontinued businesses, net of tax	(2,323)		(754)
Gain on disposal of discontinued businesses, net of tax	1,427		99

Net income	$34,107	4.5%	$29,759	4.1%

Diluted earnings (loss) per share:
Continuing operations	$0.66		$0.59
Discontinued operations	(0.01)		(0.01)

Net income	$0.65		$0.58

Diluted weighted average common shares outstanding	52,693		51,487

Other data from continuing operations:
Adjusted EBIT (5)	$66,650		$62,389
Adjusted EBITDA (5)	$87,039		$82,220

(1)	Includes a benefit of $553 and an expense of $3,221 for the twelve months ended December 31, 2015 and 2014, respectively, in compensation associated with net losses/gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “Operating expenses” would have been $654,497 and $626,583, or 87.2% and 87.1% of revenue, for the twelve months ended December 31, 2015 and 2014, respectively.
(2)	Includes a benefit of $116 and an expense of $500 for the twelve months ended December 31, 2015 and 2014, respectively, in compensation associated with net losses/gains from the Company’s deferred compensation plan (see note 3). Excluding this item, “Corporate general and administrative expenses” would have been $32,710 and $33,683, or 4.4% and 4.7% of revenue, for the twelve months ended December 31, 2015 and 2014, respectively.
(3)	Includes a net loss of $669 and a net gain of $3,721 for the twelve months ended December 31, 2015 and 2014, respectively, attributable to assets held in the Company’s deferred compensation plan. The net loss/gain does not impact “Income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “Operating expenses” and “Corporate general and administrative expenses.”
(4)	For the twelve months ended December 31, 2015 and 2014, amount includes income of $2,853 and $3,988, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions. For the twelve months ended December 31, 2015, amount also includes income of $1,619 related to benefit incentives associated with an office relocation under the Financial Services and Employee Services practice groups. Also included in “Other income, net” for the twelve months ended December 31, 2015 and 2014, are non-operating charges of $833 and $1,528, respectively, from the early retirement of $49.3 million and $32.4 million of the 2010 Notes that matured on October 1, 2015.
(5)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $20,389 and $19,831 for the twelve months ended December 31, 2015 and 2014, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under GAAP.

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED DECEMBER 31,		TWELVE MONTHS ENDED DECEMBER 31,
	2015	2014	2015	2014
Revenue
Financial Services	$97,539	$92,297	$476,396	$465,130
Employee Services	59,525	57,419	244,493	224,898
National Practices	7,348	7,306	29,533	29,455

Total	$164,412	$157,022	$750,422	$719,483

Gross Margin
Financial Services	$(1,730)	$(2,150)	$64,185	$65,347
Employee Services	10,551	10,282	41,706	38,896
National Practices	825	409	3,116	2,657
Operating expenses - unallocated (1):
Other	(3,981)	(4,268)	(13,082)	(14,000)
Deferred compensation	(2,041)	(1,567)	553	(3,221)

Total	$3,624	$2,706	$96,478	$89,679

(1)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses - unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “(Loss) income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “Other income, net” in the Consolidated Statements of Comprehensive Income. Net gains/losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense/benefit in “Operating expenses” and as a net gain/loss in “Other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (2)

	THREE MONTHS ENDED DECEMBER 31,
	2015	Per Share	2014	Per Share

Loss from continuing operations	$(774)	$(0.02)	$(1,378)	$(0.03)

Selected non-cash items:
Amortization	3,849	0.07	3,799	0.08
Depreciation (3)	1,372	0.03	1,472	0.03
Non-cash interest on convertible notes	—	0.00	595	0.01
Stock-based compensation	1,410	0.03	1,393	0.03
Adjustment to contingent earnouts	222	0.00	(396)	(0.01)

Non-cash items	6,853	0.13	6,863	0.14

Non-GAAP earnings - Continuing operations	$6,079	$0.11	$5,485	$0.11

	TWELVE MONTHS ENDED DECEMBER 31,
	2015	Per Share	2014	Per Share

Income from continuing operations	$35,003	$0.66	$30,414	$0.59

Selected non-cash items:
Amortization	14,731	0.28	14,478	0.29
Depreciation (3)	5,658	0.11	5,353	0.10
Non-cash interest on convertible notes	1,434	0.03	2,728	0.05
Stock-based compensation	5,729	0.11	6,205	0.12
Adjustment to contingent earnouts	(2,853)	(0.05)	(3,988)	(0.08)

Non-cash items	24,699	0.48	24,776	0.48

Non-GAAP earnings - Continuing operations	$59,702	$1.14	$55,190	$1.07

(2)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “(Loss) income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as (loss) income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under GAAP.
(3)	Capital spending was $1.2 million for the three months ended December 31, 2015 and 2014, and $7.5 million and $5.2 million for the twelve months ended December 31, 2015 and 2014, respectively.

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	DECEMBER 31, 2015	DECEMBER 31, 2014
Cash and cash equivalents	$850	$979
Restricted cash	24,860	28,293
Accounts receivable, net	153,608	143,048
Current assets before funds held for clients	200,983	196,479
Funds held for clients - current and non-current	171,497	182,847
Goodwill and other intangible assets, net	535,653	526,462

Total assets	$998,200	$991,244

Notes payable - current	$—	$760
Current liabilities before client fund obligations	99,735	111,232
Client fund obligations	171,318	183,936
Bank debt	205,800	107,400
Convertible notes - non-current (1)	750	96,569

Total liabilities	$570,252	$591,399

Treasury stock	$(462,167)	$(425,685)

Total stockholders’ equity	$427,948	$399,845

Debt to equity (2)	48.3%	51.2%
Days sales outstanding (DSO) - continuing operations (3)	72	70

Shares outstanding	52,953	49,487
Basic weighted average common shares outstanding	50,280	48,343
Diluted weighted average common shares outstanding	52,693	51,487

(1)	The 2010 Notes were retired during the year ended December 31, 2015 with the amounts available under the credit facility.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity.
(3)	DSO is provided for continuing operations and represents accounts receivable, net and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under GAAP.

6050 Oak Tree Boulevard, South ● Suite 500 ● Cleveland, OH 44131 ● Phone (216) 447-9000 ● Fax (216) 447-9007